UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2011

PARK BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-20867	36-4082530
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
5400 South Pulaski Road Chicago, IL		60632 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (773) 582-8616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Memorandum of Understanding

Park Bancorp, Inc. (the “Company”) entered into a Memorandum of Understanding (the “MOU”) with the Office of Thrift Supervision (the “OTS”) effective January 24, 2011.  Under the terms of the MOU, the Company agreed with the OTS to, among other things, (1) provide the OTS with periodic cash flow plans, (2) not incur or redeem any debt or declare or pay any dividends without prior OTS approval, (3) submit any proposed Board or management changes to the OTS for prior approval, and (4) not enter into, revise or renew any existing compensation or employment agreements without OTS approval.  Prior to the issuance of the MOU, the Company had already undertaken a number of the steps specified in the MOU including, but not limited to, the Company's prior suspension of dividends and redemption of stock. The Company believes that it is currently in compliance with the MOU.

Order to Cease and Desist

Effective January 24, 2011, Park Federal Savings Bank (the “Bank”), the Company’s savings bank subsidiary, agreed to the issuance of an Order to Cease and Desist (the “Order”) with the OTS under which the Bank agreed to, among other things, (1) provide the OTS with a capital and business plan, (2) revise or update Bank policies relating to its allowance for loan loss, loan classification system, other real estate owned, credit concentration and administration plans and liquidity management and (3) to undertake a management review and assessment.  The Bank also agreed not to declare or pay any dividends or make any other capital distributions or increase its average total assets without prior OTS approval.

The Order replaces the supervisory agreement that the Bank entered into in September of 2007 and under which it had previously operated. The Bank has already adopted and implemented many of these requirements and intends to adopt and implement any remaining requirements within the time periods established under the Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2011	PARK BANCORP, INC. By:/s/Richard J. Remijas, Jr. _ Richard J. Remijas, Jr. President and Chief Operating Officer